UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 5, 2015

Analogic Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	0-6715	04-2454372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Centennial Drive, Peabody, Massachusetts	01960
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 978-326-4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)(e) Mark Frost has accepted an offer to join the Analogic Corporation (the “Company”) as Senior Vice President, Chief Financial Officer and Treasurer. Mr. Frost and the Company have executed an agreement (the “Employment Agreement”) dated November 5, 2015. The full text of the Employment Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The following description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement.

Under the Employment Agreement, Mr. Frost’s at-will employment with the Company will commence on November 30, 2015 (the “Start Date”). His initial annualized base salary will be $380,000. Mr. Frost will participate in the Company’s FY2016 Annual Incentive Program with a target award equal to 60% of his annualized base salary (i.e., $228,000). Mr. Frost will also participate in the Company’s FY2016 - 2018 Long-Term Incentive Program (the “FY16-18 LTIP”) with a target award equal to 150% of his annualized base salary (i.e., $570,000). The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) will grant Mr. Frost’s FY16-18 LTIP award at its first quarterly meeting after the Start Date.

As soon as practicable after the Start Date, Mr. Frost will receive a one-time cash bonus of $38,000. In addition, the Compensation Committee will, at its first quarterly Compensation Committee after the Start Date, grant Mr. Frost a number of time-based restricted stock units (the “RSU grant”) equal to $350,000 divided by the closing price of the Company’s common stock on the grant date. The RSU grant shall vest ratably (in equal increments of 50% per annum) on the first and second anniversaries of the grant date, subject to Executive’s continued employment with the Company through the applicable vesting date.

To assist in the relocation of Mr. Frost and his family to the Boston area, Mr. Frost will be eligible to participate in the Company’s relocation program, including: (i) guaranteed home buyout program based on current appraised value of Executive’s principal residence; (ii) reimbursement for the reasonable cost of selling Mr. Frost’s current residence and buying a new residence; (iii) two house hunting trips for Mr. Frost and his spouse; (iv) temporary housing for up to four months; (v) insuring, packing, storing, loading, shipping and/or trucking and moving all of the goods from Mr. Frost’s home in the Latham, New York area to Mr. Frost’s new home in the Boston area and (vi) payment of an amount equal to one (1) month’s Base Salary for incidental expenses. To the extent applicable, the imputed income for items (i) through (v) above will be grossed up for tax purposes.

If Mr. Frost is terminated by the Company other than for cause, death or disability, and provided Mr. Frost has executed a general release in favor of the Company and certain others (the “Severance Conditions”), the Company will pay Mr. Frost (i) his annualized base salary over a period of twelve months; (ii) the employer portion of continued coverage under the Company’s group health and dental plans for that twelve-month period; and (iii) a sum equal to his actual bonus as calculated according to the Annual Incentive Program in the fiscal year in which such termination occurs. If, within twenty-four months after a change in control of the Company, Mr. Frost is terminated by the Company other than for cause, death or disability, or if Mr. Frost resigns his employment for good reason, the Company will, subject to the Severance Conditions, in addition to providing the severance benefits described in the preceding sentence, pay to Mr. Frost his target bonus, without pro-ration, under the Annual Incentive Program for the year in which the termination occurs, payable at the time of termination. In addition, if the severance benefits payable to Mr. Frost following a change in control would otherwise be subject to excise tax under the “parachute payment” provisions of the Internal Revenue Code, the Company will reduce the payments to the minimum extent necessary to ensure that no portion of such payments is subject to the excise tax.

From 2012 until joining us, Mr. Frost, age 52, served as Executive Vice President and Chief Financial Officer of AngioDynamics, Inc., a leading provider of innovative medical devices used by interventional radiologists, interventional cardiologists, surgeons, and other physicians for the minimally-invasive diagnosis and treatment of cancer and peripheral vascular disease. From 2004 until 2012, Mr. Frost served as Senior Vice President, Administration and Chief Financial Officer of Albany Molecular Research Inc. (which we refer to as AMRI). Prior to joining AMRI in 2004, he held various financial roles at Smith+Nephew and General Electric, both domestically and internationally.

On November 9, 2015, the Company issued a press release attached hereto as Exhibit 99.1 relating to the appointment of Mr. Frost.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement between Mr. Frost and the Company dated November 5, 2015

99.1	Press Release dated November 9, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Analogic Corporation

November 9, 2015	By:	/s/ John J. Fry
		Name:	John J. Fry
		Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Mr. Frost and the Company dated November 5, 2015

99.1	Press Release dated November 9, 2015